Exhibit 99.(a)(3)

ALLSTATE FINANCIAL INVESTMENT TRUST

Written Instrument Amending the Declaration of Trust

The undersigned, the Board of Trustees of Allstate Financial Investment Trust (the “Trust”), a Delaware statutory trust organized pursuant to a Declaration of Trust dated November 15, 2007 (the “Declaration of Trust”), do hereby, effective as of March 6, 2008:

(i)            pursuant to Section 9.3 of Article IX of the Declaration of Trust, amend Section 6.2(a) of the Declaration of Trust by renaming certain series of the Trust as follows:

Previous Name	Amended Name
Allstate 2005 Target Maturity Fund	Allstate ClearTarget 2005 Retirement Fund
Allstate 2010 Target Maturity Fund	Allstate ClearTarget 2010 Retirement Fund
Allstate 2015 Target Maturity Fund	Allstate ClearTarget 2015 Retirement Fund
Allstate 2020 Target Maturity Fund	Allstate ClearTarget 2020 Retirement Fund
Allstate 2030 Target Maturity Fund	Allstate ClearTarget 2030 Retirement Fund
Allstate 2040 Target Maturity Fund	Allstate ClearTarget 2040 Retirement Fund
Allstate 2050 Target Maturity Fund	Allstate ClearTarget 2050 Retirement Fund
Allstate Large Cap Index Fund	Allstate Large Cap Index Fund

(ii)           pursuant to Section 6.3 of Article IX of the Declaration of Trust, acknowledge there are no Class A, Class C or Class I shares of the Allstate Large Cap Index Fund issued or outstanding and thereby amend the Declaration of Trust by abolishing the Class A, Class C and Class I shares for the Allstate Large Cap Index Fund and the establishment and designation thereof.

(Signature Page Follows)

IN WITNESS WHEREOF, the undersigned has this 6th day of March, 2008 signed these presents.

/s/ William P. Marshall
William P. Marshall
Sole Trustee of Allstate Financial Investment
Trust